Exhibit (k)(3)

FIRST AMENDMENT TO LOAN AGREEMENT

THIS FIRST AMENDMENT TO LOAN AGREEMENT is made and entered into effective as of this 13th day of May, 2025 by and between U.S. BANK NATIONAL ASSOCIATION, with its address at 425 Walnut Street, Cincinnati, Ohio 45202 (the "Bank"), and FLAT ROCK ENHANCED INCOME FUND, a Delaware statutory trust, with its address at 680 S. Cache Street, Suite 100, Jackson, Wyoming 83001 (the “Borrower”).

W I T N E S S E T H:

WHEREAS, the Bank and the Borrower entered into a loan agreement originally effective as of September 6, 2024, as amended (the "Loan Agreement"); and

WHEREAS, the parties wish to amend the Loan Agreement to modify certain provisions to the Loan Agreement (this amendment herein sometimes called the "First Amendment").

NOW, THEREFORE, the parties agree as follows:

1.	Changes in Loan Facility.

(A)           The definition of “Available Facility” in Section 1(a) of the Loan Agreement is hereby amended and restated to read as follows in the Loan Agreement and all of the Loan Documents:

“Available Facility” shall mean at any time, the lesser of (i) Twenty Seven Million Dollars ($27,000,000.00), and (ii) 5.0% of the market value (as determined solely by the Bank using consistently-applied valuation methods disclosed to the Borrower) of the unencumbered assets of the Borrower (A) which are recorded on the Borrower's books and records as belonging solely to the Borrower and (B) which are not subject to segregation or any special purpose usage, and (C) as to which no third party has any pledge, security interest, lien or any other rights, and (D) which are held by the Bank as sole Custodian and in which the Bank has a fully perfected, first priority security interest.

2.              Effectiveness. This First Amendment shall be effective upon delivery to the Bank of an original First Amendment duly executed by the Borrower, the Bank and the Custodian.

3.              Representations, Warranties and Covenants. The Borrower further represents and warrants that:

(A)           This First Amendment has been duly executed and delivered by the Borrower, is authorized by all requisite trust action of Borrower, and is the legal, valid, binding, and enforceable obligation of Borrower; and

(B)           The execution and delivery of this First Amendment by the Borrower will not constitute a violation of any applicable law or a breach of any provision contained in the declaration of trust or other governing documents of the Borrower, or contained in any order of any court or any other governmental agency or in any agreement, instrument, or document to which the Borrower is a party or by which Borrower or any of its assets or properties are bound; and

(C)           Except as previously or agreed to be waived by the Bank in writing, or as noted in Schedule “A” attached hereto, there is outstanding no Event of Default or event which, with the giving of notice and/or the passage of time, would constitute an Event of Default under the Loan Agreement, as of the effective date of and after giving effect to this First Amendment; and

(D)           Except as modified hereby or as noted in said Schedule “A”, all representations, warranties, and covenants of the Borrower set forth in the Loan Agreement or in any of the other Loan Documents, as applicable, shall be deemed restated in all material respects as of the date hereof.

4.	Miscellaneous.

(A)           As amended hereby, the Loan Agreement, the other Loan Documents, and the Liens granted under the Loan Documents shall remain in full force and effect, and all references in the Loan Agreement (or other Loan Documents issued pursuant to the Loan Agreement) shall mean such Loan Agreement and/or such other Loan Documents as amended hereby.

(B)           Capitalized terms used but not defined herein shall have the same meanings herein as in the Loan Agreement.

(C)           The Borrower shall reimburse the Bank for all reasonable out-of-pocket costs and expenses, including, without limitation, reasonable attorneys' fees, incurred by it or for which it becomes obligated in connection with or arising out of this First Amendment.

(D)           Except as amended hereby, the Loan Agreement and all other Loan Documents and Liens granted thereunder shall be deemed confirmed and on-going in accordance with their respective terms. This First Amendment is a Loan Document.

(E)           This First Amendment may be executed in counterparts, all of which constitute one instrument hereunder.

[Signatures on following page]

IN WITNESS WHEREOF, the parties have executed this First Amendment by their respective duly authorized officers effective as of the date noted above.

U.S. BANK NATIONAL ASSOCIATION

By:	/s/ Shelly Allen
Name: Shelly L. Allen
Title: Senior Vice President

FLAT ROCK ENHANCED INCOME FUND

By:	/s/ Ryan Ripp
Name: Ryan Ripp
Title: Chief Financial Officer

U.S. BANK NATIONAL ASSOCIATION
(As Custodian)

By:	/s/ Jeffrey Eschenbrenner
Name: Jeffrey Eschenbrenner
Title: Assistant Vice President

Schedule “A”

To First Amendment to Loan Agreement

Nothing to disclose